Vitacost.com Announces Results for the First Quarter 2013

Revenue on vitacost.com Website up 22% Year-Over-Year; Total Company Revenue Increased 17%

271,000 New Customers Added on vitacost.com Website

BOCA RATON, Fla., May 8, 2013 – Vitacost.com, Inc. (NASDAQ:VITC), a leading online retailer of health and wellness products, today reported financial results for the first quarter ended March 31, 2013. The number of shipped orders on the Company’s core vitacost.com website increased 17% year-over-year in the first quarter benefiting from the addition of 271,000 new customers, the most in Company history.

Revenue on the Company’s core vitacost.com website increased 22% compared to the first quarter of the prior year. The Company reported total net sales of $97.8 million for the first quarter of 2013, a 17% increase from total net sales of $83.6 million for the first quarter of 2012. The total sales increase was partially offset by an expected 47% year-over-year decline in sales through Amazon as the Company refined its Amazon sales strategy in the first quarter of 2012. Gross profit in the first quarter increased 18% year-over-year to $22.6 million. Non-GAAP adjusted EBITDA for the first quarter of 2013 was a loss of $0.4 million compared to a loss of $4.0 million in the first quarter of 2012, excluding certain items in both periods. The Company reported an operating loss of $2.9 million in the first quarter of 2013 compared to an operating loss of $6.0 million in the first quarter of 2012, excluding certain items in both periods.

“During the past year, we have made significant improvement across our business, gaining efficiencies throughout the organization,” stated Jeffrey Horowitz, Chief Executive Officer. “We have been able to narrow our non-GAAP adjusted EBITDA loss from $4.0 million a year ago to $0.4 million in the first quarter of 2013, while continuing to generate strong top-line results as our sales increased to $97.8 million this quarter. Going forward, we remain focused on continuing to grow our customer base while driving an improvement in operating results.”

First Quarter Financial Highlights

Customer Acquisition: The Company added 271,000 new customers in the first quarter of 2013 on its vitacost.com website, an increase of 9% year-over-year. In total, the Company added 362,000 new customers in the first quarter of 2013, a decrease of 13% year-over-year, due to an expected reduction in the Company’s Amazon channel.

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Active Customer Base: The number of active customers from the Company’s vitacost.com website was 1.7 million at the end of the first quarter, up 23% year-over-year. The Company ended the first quarter of 2013 with 2.1 million total active customers, up 25% year-over-year.

Number of Shipped Orders: The Company shipped 1.3 million orders generated from its vitacost.com website, up 17% year-over-year. The Company shipped 1.4 million total orders in the first quarter of 2013, up 8% year-over-year, due to an expected reduction in the Company’s Amazon channel.

Average Order Value: The Company’s AOV from its vitacost.com website was $73.87, a 4% year-over-year increase. Total AOV for the first quarter of 2013 was $69.58, an increase of 8% year-over-year, due to a lower percentage of orders generated from the Company’s Amazon channel which carries a lower AOV.

Gross Margin: Gross margin was 23.1% in the first quarter of 2013 compared to 22.9% in the first quarter of 2012.

Fulfillment Expense: Fulfillment expense on a per order shipped basis decreased 4% year-over-year, excluding certain items and fees related to the Company’s freight savings program. As a percentage of net sales, fulfillment expense was 9.0% for the first quarter of 2013 compared to 10.1% in the first quarter of 2012. Excluding fees related to the Company’s current freight savings program, which is expected to expire in mid-2014, fulfillment expense as a percentage of net sales was 8.2% in the first quarter of 2013 compared to 9.2% of sales in the first quarter of 2012.

Sales & Marketing Expense: Sales and marketing expense was $8.4 million or 8.6% of net sales in the first quarter of 2013, compared to $9.1 million or 10.9% of net sales in the first quarter of 2012.

Balance Sheet: The Company had cash and cash equivalents of $30.0 million as of March 31, 2013.

E-Commerce Metrics

A copy of historical e-commerce metrics is available on the Company's website at http://investor.vitacost.com.

Conference Call Information

The Company will host a conference call to discuss these results and will provide additional comments and details at that time. Participating on the call will be Jeff Horowitz, the Company’s Chief Executive Officer and Brian Helman, the Company’s Chief Financial Officer.

The conference call is scheduled to begin today at 10:00 a.m. ET. The call will be broadcast live over the Internet hosted on the Investor Relations section of Vitacost.com's website at http://investor.vitacost.com, and will be archived online through May 22, 2013. In addition, you may dial (877) 705-6003 to listen to the live broadcast.

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A telephonic playback will be available from 1:00 p.m. ET, May 8, 2013, through May 22, 2013. Participants can dial (877) 870-5176 to hear the playback. The pass code is 413367.

About Vitacost.com, Inc.

Vitacost.com, Inc. (Nasdaq:VITC) is a leading online retailer of health and wellness products, including dietary supplements such as vitamins, minerals, herbs and other botanicals, amino acids and metabolites, as well as cosmetics, organic body and personal care products, pet products, sports nutrition and health foods.  Vitacost.com, Inc. sells these products directly to consumers through its website, www.vitacost.com.

Vitacost.com, Inc. strives to offer its customers the broadest selection of healthy living products, while providing superior customer service and timely and accurate delivery.

Forward-Looking Statements

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements made herein, which include statements regarding the Company’s future growth prospects, the Company’s expectations regarding the pace of customer growth, and the Company’s expectations regarding improved operating results, involve known and unknown risks and uncertainties, which may cause the Company’s actual results in current or future periods to differ materially from those anticipated or projected herein. Those risks and uncertainties include, among other things, significant competition in the Company’s industry; unfavorable publicity or consumer perception of the Company’s products on the Internet; the incurrence of material product liability and product recall costs; costs of compliance and the Company’s failure to comply with government regulations; inability to defend intellectual property claims; the Company’s failure to keep pace with the demands of customers for new products; the current global economic climate; disruptions in the Company’s information technology systems, and the lack of long-term experience with human consumption of some of the Company’s products with innovative ingredients. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the full year ended December 31, 2012 and in the Company's subsequent filings with the Securities and Exchange Commission made prior to or after the date hereof.

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Discussion of Non-GAAP Financial Measures

To supplement the consolidated financial statements presented in accordance with Generally Accepted Accounting Principles (GAAP), Vitacost.com uses the non-GAAP measure of adjusted EBITDA, defined as earnings before interest, taxes, depreciation, and amortization of intangible assets. To adjust for the impact of certain matters in 2012 and 2013, the Company has further adjusted its EBITDA calculation to exclude the impact of stock-based compensation expense and expenses from certain legal actions, settlements and related costs, severance costs, and certain other charges and credits. These non-GAAP measures are provided to enhance the user’s overall understanding of the Company’s current financial performance. Management believes that adjusted EBITDA provides useful information to the Company and to investors by excluding certain items that may not be indicative of the Company’s core operating results. However, adjusted EBITDA should not be considered in isolation, or as a substitute for, or as superior to, net income/loss, cash flows, or other consolidated income/loss or cash flow data prepared in accordance with GAAP, or as a measure of the Company’s profitability or liquidity. Although adjusted EBITDA is frequently used as a measure of operating performance, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Operating income (loss) is the closest financial measure prepared by the Company in accordance with GAAP in terms of comparability to adjusted EBITDA. Attached at the end of this release is a reconciliation of reported operating income (loss) determined under GAAP to the presentation of adjusted EBITDA.

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Vitacost.com, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
	As of
Assets	March 31, 2013	December 31, 2012
Current Assets
Cash and cash equivalents	$29,961	$32,152
Accounts receivable, net	2,932	2,613
Inventory	41,360	33,319
Prepaid expenses	1,545	1,270
Other receivables	1,260	2,054
Restricted cash	225
Other assets	83	93
Total current assets	77,366	71,501

Property and equipment, net	33,300	33,491

Restricted cash	250	225
Deposits	236	246
Goodwill	2,200	2,200
	2,686	2,671

Total assets	$113,352	$107,663

Liability and Stockholders' Equity
Current Liabilities
Accounts payable	35,671	28,696
Deferred revenue	4,802	5,414
Accrued expenses	7,544	6,545
Total current liabilities	48,017	40,655

Deferred tax liability	363	350
Total liabilities	$48,380	$41,005

Commitments and Contingencies

Stockholders' Equity
Preferred stock, par value $.00001 per share; 25,000 shares authorized;
no shares issued and outstanding	-	-
Common stock, par value $.00001 per share; 100,000 shares authorized;
33,602 and 33,500 shares issued and outstanding at
March 31, 2013, and December 31, 2012, respectively	-	-
Additional paid-in capital	110,335	109,022
Warrants	4,262	4,262
Accumulated deficit	(49,625)	(46,626)
Total stockholders' equity	64,972	66,658
Total liabilities and stockholders' equity	$113,352	$107,663

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Vitacost.com, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share)
(Unaudited)
	Three Months Ended
	March 31, 2013			March 31, 2012
	As		Excluding	As		Excluding
	Reported	Adjustments	Adjustments	Reported	Adjustments	Adjustments

Net Sales	$97,756		$97,756	$83,592		$83,592

Cost of Goods Sold	75,127		75,127	64,444		64,444
Gross Profit	22,629		22,629	19,148		19,148

Fulfillment	8,915		8,915	8,414		8,414
Sales & Marketing	8,417		8,417	9,133		9,133
General & Administrative	8,303	135	8,168	8,174	570	7,604
Total Operating Expenses	25,635		25,500	25,721		25,151

Operating Loss	(3,006)		(2,871)	(6,573)		(6,003)

Other Income	20		20	32		32

Loss Before Income Taxes	(2,986)		(2,851)	(6,541)		(5,971)
Income Tax Expense	(13)	-	(13)	(13)	-	(13)

Net Loss	($2,999)		($2,864)	($6,554)		($5,984)

EPS
Basic	($0.09)		($0.09)	($0.21)		($0.20)
Fully Diluted	($0.09)		($0.09)	($0.21)		($0.20)

Basic Shares Outstanding	33,519		33,519	30,591		30,591
Fully Diluted Shares Outstanding*	33,519		33,519	30,591		30,591

*The inclusion of common stock equivalents in the calculation of diluted earnings per share during the periods was anti-dilutive

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Vitacost.com - Revenue by Product Line
($ in 000s)
	Three Months Ended March 31,
	2013	2012
Third-party products	$74,545	$61,887
Proprietary products	19,382	18,014
Freight	3,829	3,691
Net sales	$97,756	$83,592

Adjusted EBITDA Calculation ($ in 000s)

	Three Months Ended March 31,
	2013	2012
Reported operating loss	($3,006)	($6,573)
Depreciation and amortization	1,655	1,554
Stock-based compensation expense	775	492
Adjustments:
- Severance/recruiting for executives	135	570

Adjusted EBITDA	($441)	($3,957)

Investor Contact:

Vitacost.com

Kathleen Reed

Director of Investor Relations

561.982.4180

ICR, Inc.

Katie Turner

Managing Director

646.277.1228

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